BUSINESS LICENSE GRANTED TO VALENCE AND FENGFAN JOINT VENTURE
 BAODING FENGFAN-VALENCE BATTERY COMPANY LTD. TO COMMENCE OPERATIONS IMMEDIATELY


AUSTIN, TX, JULY 21, 2003 -- Valence Technology, Inc. (NASDAQ: VLNC), a leader in the development and commercialization of Saphion(TM)technology and Lithium-ion polymer rechargeable batteries, today announced that Baoding Fengfan-Valence Battery Company Ltd., a joint venture formed between it and FengFan Group, Ltd., has been granted a business license for operations in China.

The newly established Baoding Fengfan-Valence Battery Company Ltd. will manufacture Saphion(TM) Lithium-ion batteries for distribution worldwide. Under the terms of the joint venture agreement, Valence will contribute capital equipment, technology and engineering expertise. FengFan will provide the cash required to fund the joint venture for the first two years as well as the land and facility needed for manufacturing operations.

"Over the past few months, FengFan has demonstrated that it is truly a leading battery manufacturer in terms of both management and production capabilities, and we are eager to begin operations as a joint venture company," stated Stephan Godevais, chairman and CEO of Valence. "For Valence, the approval of this business license represents a critical step forward in our low cost manufacturing strategy, and we are pleased to have FengFan as a partner."

"In Saphion technology, Valence has developed a cutting-edge battery chemistry with safety advantages that enable the development of large format Lithium-ion energy solutions, " stated Mr. Chen Ming Li, chairman and president of the FengFan Group Ltd. "Our joint venture company will pioneer the manufacture of these solutions and bring to market the most advanced Lithium-ion technology available today."

The joint venture company will be located in the Baoding National High Technology Industrial Development Zone in the City of Baoding, southwest of Beijing.

ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries. Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion(TM) technology and Lithium-ion polymer rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the NASDAQ

SmallCap Market under the symbol VLNC and can be found on the Internet at WWW.VALENCE.COM.

ABOUT FENGFAN CO., LTD.

FengFan is the leading manufacturer of high performance, maintenance-free sealed batteries for cars, motorcycles and industrial applications in China with a forty-four year history of product development and sales. FengFan's "Sail" line of batteries is acknowledged as the leading product in its category by the Chinese State Bureau of Commerce and Technology and is exported to over 20 countries worldwide. It is the leading OEM vendor to major automobile manufacturers including Shanghai Volkswagen, FAW-VW, Dongfeng Citroen Automobile, Beijing Cherokee, Nanjing Iveco, Steyr of China Heavy Duty Trucks and Tianjin Charade. The company is headquartered in Baoding, China.


FORWARD-LOOKING STATEMENT

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.



MEDIA CONTACT                                INVESTOR CONTACT

Blanc and Otus Public Relations              Valence Technology
Sue Ellen M. Schaming                        Kevin Mischnick
SSCHAMING@BLANCANDOTUS.COM                   Vice President of Finance
(415) 856-5129                               (512) 527-2900





                                      # # #